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                                    AMENDMENT
                                     TO THE
            DIME BANCORP, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                             EFFECTIVE MAY 18, 2000

              The Dime Bancorp, Inc. Supplemental Executive Retirement Plan (the "Plan") is hereby amended in the following particulars.

              1. The fifth textual sentence of Section 2 of the Plan is deleted in its entirety and a new sentence is added at the end of such section to read as follows:

              "Notwithstanding any provision of the Plan to the contrary, (i) any duty or function which may be performed by the Committee or its designee under the Plan may instead be performed by the Board if the Board so determines in its discretion and (ii) the "Committee" (the "Umbrella Trust Committee") under the Umbrella Trust Agreement, by and among the Company, The Dime Savings Bank of New York, FSB, and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto (the "Umbrella Trust Agreement"), and the trustee under the Umbrella Trust Agreement and their delegatee(s) shall, to the extent provided in the Umbrella Trust Agreement, and notwithstanding the authority of the Committee, the Board, the Company or any other person hereunder, have discretionary authority to interpret the Plan and any related grant letter or agreement governing participation in the Plan and to determine and direct the payment of benefits under the Plan."

              2. The first textual sentence of Section 5 of the Plan is amended to read as follows:

              "For purposes of the Plan, a Participant's " Average Compensation" means a Participant's average annual rate of Compensation (as defined below) from the Company and, unless otherwise expressly disregarded at the time a Participant's Pension Goal was initially established, from any Parent or Subsidiary, for (x) the 36 consecutive months of the last 12" months of the Participant's employment by the Company, a Parent or Subsidiary when the Compensation of the Participant is the highest, (y) for such other period as designated by the Committee (provided that, following a Change in Control (as defined in Section 12) or an Irrevocable Election




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              (within the meaning of the Umbrella Trust Agreement) (an
              "Irrevocable Election"), no such designation shall be made without the consent of the Participant, or (z) during the Participant's total period of employment by the Company, a Parent or Subsidiary, if such period of employment is for a period that is less than the period over which the Compensation would otherwise be measured."

              3. Clause (ii) of the second textual paragraph of Section 5 of the Plan and the proviso immediately following such clause are amended to read as follows:

              "(ii) is, except as otherwise provided by the Committee (provided that no such provision shall be made by the Committee after a Change in Control (as defined in Section 12) or an Irrevocable Election, without the consent of the Participant), the Participant's other taxable cash-based compensation payable under the Dime Bancorp, Inc. Officer Incentive Plan or other cash-based incentive plan or program or individual arrangement providing for cash-based incentive compensation, in each case with respect to the period for which the determination is made, but excluding any amounts paid (A) to the Participant as a sign-on bonus in connection with the initial commencement of employment of the Participant with the Company or any Parent or Subsidiary, (B) to the Participant with respect to the grant of rights to purchase, and the related purchase of, restricted common stock of the Company, and (C) to or with respect to the Participant as a severance payment or other termination-based payment (unless otherwise provided in the Participant's employment or change in control agreement with the Company or any of its subsidiaries);

              provided, however, that such other compensation described (ii) above shall be allocated, and deemed for these purposes as taxable compensation, equally over the period in which it is earned."

              4. The fifth textual sentence of Section 6 of the Plan is amended to read as follows:

              "In addition, a Participant will be fully vested in his or her Plan benefit if there has been a Change in Control (as defined in Section 12), the Participant is in service with the Company or any Parent or Subsidiary at the time of the Change in Control, and if within one year after any such Change in Control (or, in the event the Participant has an employment or change in control agreement with the Company or any Parent



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              or Subsidiary, within the remaining term of such agreement determined at the date of the Change in Control, if later), (x) the Participant's employment is terminated (other than for "cause" (as defined below)) by the Company or any Parent or The Dime Savings Bank of New York, FSB (the "Bank") (or any successor to the stock or substantially all the assets of any of such entities) or a 50% or more-owned subsidiary thereof (other than a termination of employment by a subsidiary of the Bank in connection with the sale of substantially all the assets of such subsidiary), (y) the Participant terminates his or her employment with the Company or any Parent or the Bank (or any successor to the stock or substantially all the assets of any of such entities) or a 50% or more-owned subsidiary thereof after such employer has either (A) made a material change in the Participant's functions, duties or responsibilities, which change would cause the Participant's position with such employer to become one of lesser responsibility, importance or scope from that in effect immediately prior to the Change in Control, or (B) reduced the Participant's annual salary to a level below that in effect immediately prior to the Change in Control, or (z) the Participant's employment is terminated by a subsidiary of the Bank in connection with the sale of substantially all the assets of such subsidiary (other than for "cause" (as defined below)) and the Participant does not commence employment (whether as an employee or as an independent contractor) with the purchaser of such assets (or its affiliate) within 12" days of the date of such sale, provided that in the case of the Change in Control event described in clause (v) of Section 12, the termination of employment referred to in clauses (x), (y) and (z) above occurs on or before the Abandonment Date."

              5. The last textual sentence of Section 6 of the Plan is amended to read as follows:

              "Notwithstanding anything in this Plan to the contrary, on and after a Change in Control (as defined in Section 12) or an Irrevocable Election, whichever occurs first, a Participant shall be eligible to be paid a benefit under the Plan, to the extent vested (and subject to any additional vesting under the Plan as in effect immediately prior to, on or after the Change in Control or Irrevocable Election, as applicable, or if it results in a greater vested percentage, pursuant to the terms of any applicable employment or change in control agreement between the Participant and the Company or any Parent or Subsidiary), that is not less than a benefit calculated based upon the amount of the Participant's Pension Goal, Average Compensation, vested interest, and the otherwise applicable terms of the Plan and any related grant letter or agreement regarding Plan participation, each as determined immediately prior to the Change in Control or Irrevocable Election, as applicable (but considering any increases in the Participant's compensation, service, vested interest and attained age after the Change in Control or Irrevocable Election, as applicable)."


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              6. The first textual sentence of Section 7 of the Plan is amended to read as follows:

              "A Participant who remains in service with the Company, a Parent or any Subsidiary at least until his or her 65th birthday shall be paid, if applicable vesting requirements have been met, a normal retirement benefit from the entity that is primarily responsible for the payment of compensation to such Participant (or any successor to the stock of such entity), with the Company and the Bank (to the extent not primarily liable) each secondarily liable for such payment, provided that in the case of a sale of the stock of a subsidiary of the Bank, the Company and the Bank shall, notwithstanding anything in this Plan to the contrary, remain secondarily liable for such benefit attributable to a Participant whose employment continues with such subsidiary or the purchaser of such stock (or its affiliate) (if not otherwise paid by the primary obligor) only with respect to the portion thereof that is accrued and vested as of the date of such sale."

              7. The first textual sentence of Section 7 of the Plan is amended to read as follows:

              "For purposes of this Section 7, actuarial equivalence shall be determined based on the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan of Dime Bancorp, Inc. or any successor plan thereto (the "Retirement Plan") as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who are covered by the Plan at the time of a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized, provided that, if the form of benefit otherwise applicable to a benefit or benefit offset hereunder is not a form of benefit payable under the Retirement Plan, then the methodology otherwise applicable under the Retirement Plan to a benefit payable thereunder in a form other than a lump sum (which methodology shall be determined as provided above) shall apply."

              8. The first textual sentence of Section 8 of the Plan is amended to read as follows:

              "A Participant shall be paid an early retirement benefit from the entity that is primarily responsible for the payment of compensation to such Participant (or any successor to


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              the stock of such entity), with the Company and the Bank (to the extent not primarily liable) each secondarily liable for such payment (provided that in the case of a sale of the stock of a subsidiary of the Bank, the Company and the Bank shall, notwithstanding anything in this Plan to the contrary, remain secondarily liable for such benefit attributable to a Participant whose employment continues with such subsidiary or the purchaser of such stock (or its affiliate) (if not otherwise paid by the primary obligor) only with respect to the portion thereof that is accrued and vested as of the date of such sale), in the event the Participant's termination of service with the Company and any Parent and Subsidiaries occurs prior to the Participant attaining age 65, provided, however, that no such benefit shall commence prior to the Participant attaining age 55, and provided, further, that unless the Committee determines otherwise, if the Participant elects no later than 24 months prior to such termination of service, the commencement of the Participant's early retirement benefit shall be delayed to the last day of the month designated by the Participant, but not later than the last day of the month following the month the Participant attains age 65."

              9. The fourth textual sentence of Section 8 of the Plan is amended to read as follows:

              "In the event the Committee provides for an automatic early retirement benefit commencement date prior to the last day of the month following the month in which the Participant attains age 55, the Participant's benefit hereunder, after being adjusted as described in the preceding sentence, shall be further reduced so that it is the actuarial equivalent of the benefit that would be payable to the Participant at the last day of the month following the month in which the Participant attains age 55, with such actuarial equivalence determined based on the methodology used to determine actuarial equivalence (for other than lump sum benefits) under the Retirement Plan as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who are covered by the Plan at the time of a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized."

              10. Section 8 of the Plan is amended to add a new sentence at the end thereof to read as follows:

              "Notwithstanding anything in the Plan to the contrary, after a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), any such




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              discretionary determinations by the Committee under this Section 8 shall require the consent of the affected Participant, and provided further, if such Participant consent is provided, such Committee determinations shall not be effective unless approved by the Umbrella Trust Committee."

              11. The third textual sentence of Section 9 of the Plan is amended to delete "or" following the semi-colon at the end of clause (i), to insert "or" following the semi-colon at the end of clause (ii), and to add a new clause
(iii) following clause (ii) to read as follows:

              "(iii) a single lump sum payment;"

              12. The fourth textual sentence of Section 9 of the Plan is amended to read as follows:

              "For these purposes, actuarial equivalence shall be determined based on the methodology used to determine actuarial equivalence under the Retirement Plan as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who are covered by the Plan at the time of a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized."

              13. The sixth textual sentence of Section 9 of the Plan is amended to read as follows:

              "Notwithstanding the foregoing, the Committee may provide that the automatic form of benefit for a Participant (absent his or her election to receive a benefit in another form) shall be either an actuarially reduced 50% or 100% joint and survivor annuity, as described above, with the Participant's surviving spouse as beneficiary, provided that after a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), any such discretionary determinations by the Committee shall require the consent of the affected Participant, and provided further, if such Participant consent is provided, such Committee determinations shall not be effective unless approved by the Umbrella Trust Committee."

              14. The seventh textual sentence of Section 9 of the Plan is amended to read as follows:
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              "The Committee may also, in its discretion, make available any other optional forms of benefit to any Participant as it determines, provided that any payment in any such optional forms shall be of the equivalent actuarial value of the payments that would be made under the single life annuity form, with such actuarial equivalence determined based upon the methodology used to determine actuarial equivalence under the Retirement Plan as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who are covered by the Plan at the time of a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized, and provided, further, that the Participant make an irrevocable election of any such optional form no later than 24 months prior to the termination of the Participant's service with the Company or any Parent or Subsidiary."

              15. The first textual sentence of Section 10 of the Plan is amended to read as follows:

              "Notwithstanding the provisions of Sections 7, 8 and 9, (i) the Committee may provide, in its sole discretion, that in lieu of any payment under such sections a Participant shall receive, within 60 days of the Participant's termination of service with the Company, any Parent and any Subsidiaries, a lump sum benefit equal to the actuarial equivalent (as determined pursuant to Section 9) of the benefit that would otherwise be payable in accordance with such sections, provided that after a Change in Control (as defined in Section 12) or an Irrevocable Election (whichever occurs first), any such discretionary determinations by the Committee shall require the consent of the affected Participant, and provided further, if such Participant consent is provided, such Committee determinations shall not be effective unless approved by the Umbrella Trust Committee, and (ii) a Participant may, at such time in such manner as may be prescribed by the Committee or its designee (but no later than 30 days after notice is provided to the Participant), elect that, following a Change in Control, such portion of the benefit payable under the Plan, determined on an actuarial equivalent basis (as provided in Sections 7, 8 and 9), as is equal to the amounts that would have been payable with respect to the Participant pursuant to the terms of his or her employment or change in control agreement with the Company or any Parent or Subsidiary or otherwise on account of the Change in Control, but which amounts are not payable, as provided under any such agreement or otherwise, because of a cutback to avoid the imposition of excise taxes under Section 4999 of the Code, be paid, in whole or in part, in a lump sum with the balance of any benefit payable under the Plan paid in such form of payment as is otherwise applicable under the Plan."


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              16. The first textual sentence of Section 11 of the Plan is amended to read as follows:

              "If a Participant dies before the payments to the Participant hereunder have commenced (regardless of the Participant's age), to the extent the Participant was vested in a benefit hereunder, the Participant's Surviving Spouse (to whom the Participant must have been married for the one-year period preceding the Participant's death), shall be entitled to monthly payments from the entity that was, immediately before the Participant's death, primarily responsible for the payment of compensation to such Participant (or any successor to the stock of such entity), with the Company and the Bank (to the extent not primarily liable) each secondarily liable for such payment (provided that in the case of a sale of the stock of a subsidiary of the Bank, the Company and the Bank shall, notwithstanding anything in this Plan to the contrary, remain secondarily liable for such benefit attributable to a Participant whose employment continues with such subsidiary or the purchaser of such stock (or its affiliate) (if not otherwise paid by the primary obligor) only with respect to the portion thereof that is accrued and vested as of the date of such sale), equal to the amount of the monthly benefits such surviving spouse would have received had the Participant commenced receiving benefits hereunder in accordance with Section 7 or 8 as of the date of his or her death (presuming for these purposes that the Participant had attained age 55), having validly elected that benefits be paid in the form of a 50% joint and survivor annuity with the Surviving Spouse as beneficiary as described in Section 9, and died immediately thereafter."

              17. Section 21 of the Plan is amended to read as follows:

              "21. Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."

              18. Section 23 of the Plan is amended to read as follows:

              "23. Amendment or Termination. The Board or the Committee may amend, discontinue or terminate the Plan at any time; provided, however, that no amendment or termination shall adversely affect the right of any Participant to his or her accrued benefit hereunder (whether or not vested) or shall extend the period over which a Participant shall vest in benefits under the Plan beyond the period as in effect at the commencement of the Participant's participation in the Plan, without such Participant's written consent; and, provided further, that upon the occurrence of a Change in Control or an Irrevocable Election (whichever occurs first) the last sentence of Section 6 of the Plan, as in effect immediately prior to such Change in


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                                                                               9
              Control or Irrevocable Election, as applicable, may not be amended, modified or revised as to any affected Participant, unless such Participant consents to such amendment, modification or revision as it may apply to such Participant. Notwithstanding anything in the Plan to the contrary, following the occurrence of a Change in Control or an Irrevocable Election (whichever occurs first) neither any provision of the Plan nor any of the terms of any related grant letter or agreement regarding Plan participation may be amended, modified or revised in a manner affecting any Participant who is in service with the Company or any of its subsidiaries at the time of the Change in Control or Irrevocable Election, as applicable, if such amendment, modification or revision would cause, or have the effect of causing, the benefit payable under the Plan with respect to such Participant (and any rights of the Participant with respect thereto) to be less than what such benefit (and any rights relating thereto) would have been had the benefit been calculated based on the terms of the Plan and the related grant letter or agreement regarding Plan participation as in effect immediately prior to the Change in Control or Irrevocable Election (as applicable) (but considering any increases in the Participant's compensation, service, vested interest and attained age after the Change in Control or Irrevocable Election, as applicable), unless the Participant (or, as applicable, such Participant's designated beneficiary) consents to such amendment, modification or revision as it may apply to such Participant (or his or her designated beneficiary)."

       19. A new Section 25 is added after Section 24 of the Plan to read as follows:

              "25. Cancellation of Irrevocable Election. The provisions under the Plan that become effective following an Irrevocable Election shall no longer apply in the event the Irrevocable Election is revoked or canceled pursuant to the terms of the Umbrella Trust Agreement, and the provisions of the Plan in effect prior to such Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or Change in Control (as defined in Section 12) occurs, in which event the Plan provisions relating to such further Irrevocable Election or Change in Control shall separately apply."